Exhibit 99.1

Definitive Healthcare Reports Financial Results for Second Quarter Fiscal Year 2022

Second quarter revenue grew 37% year-over-year to $54.5 million

Framingham, MA (August 4, 2022) – Definitive Healthcare Corp. (“Definitive Healthcare”) (Nasdaq: DH), an industry leader in healthcare commercial intelligence, today announced financial results for the quarter ended June 30, 2022.

Second Quarter 2022 Financial and Other Recent Highlights:

Financial Highlights:

•	Revenue was $54.5 million, an increase of 37% from $39.8 million in Q2 2021.

•	Net loss was ($9.6) million, or 18% of revenue, compared to ($15.0) million, or 38% of revenue in Q2 2021.

•	Adjusted Net Income was $8.9 million, compared to $2.0 million in Q2 2021.

•	Adjusted EBITDA was $16.3 million, or 30% of revenue, compared to $14.4 million, or 36% of revenue in Q2 2021.

•	Cash flow from operations was $15.5 million in the quarter or 28% of revenue. For the trailing twelve-month period, cash flow from operations was $32.4 million, or 17% of revenue.

•	Unlevered free cash flow was $19.1 million in the quarter, or 35% of revenue. For the trailing twelve-month period, unlevered free cash flow was $63.4 million, or 33% of revenue.

“We are pleased with our second quarter 2022 financial results,” said Robert Musslewhite, CEO of Definitive Healthcare. “We continued to see strong revenue growth and delivered adjusted EBITDA that demonstrates the leverage of our business model. Demand generation remains healthy, and we are confident in Definitive Healthcare’s growth prospects.”

1

Recent Business and Operating Highlights:

Customer Wins

In the second quarter, Definitive Healthcare continued to grow its enterprise client base, ending the quarter with 486 enterprise customers, defined as those customers with more than one hundred thousand dollars in annual recurring revenue. Significant customer wins included:

•

A multi-year enterprise new business deal at a medical device company manufacturing compression pumps for lymphedema patients. This customer will use Definitive Healthcare reference data, lab data, and account profiles to improve targeting, account profiles, and competitive analysis.

•

A multi-year upsell deal for Passport Promotional Mix at one of the world’s largest independent biotechnology companies. This customer is a long-time user of the Analytical Wizards product suite, and it significantly increased its investment in the second quarter by adding seats and functionality to enable quarterly reporting and analysis of its marketing investments.

•

Multiple wins at diversified companies that want to sell their goods and services into the healthcare market included healthcare staffing and recruiting firms, national and state-level insurance companies, and multiple provider organizations ranging from small physician groups to large IDNs. In addition, new customers included the world’s leader in electronic signatures and agreements, the largest specialty distributor of rehabilitation and sports medicine products in the United States, and one of the world’s largest coffee retailers.

Innovation

In the second quarter of 2022, the company released Monocl ExpertInsight 2.0 and Expert GO. Monocl ExpertInsight 2.0 is the next generation of the company’s expert identification solution that significantly expands the capabilities of this product and provides customers access to nearly 13 million key opinion leaders. In this latest version, customers can use live filters that provide real-time updates of scientific activity by expert or therapeutic area and more granular search and key opinion leader mapping. ExpertGO is the new mobile app that enables users to access the Monocl platform from any location on any device.

More recently, the company launched Passport Express – the first product that integrates the comprehensive analytics built by Analytical Wizards with proprietary data from Definitive Healthcare. Definitive Healthcare acquired Analytical Wizards in February 2022, and in less than six months, the combined product and engineering teams designed and released a new product that delivers off-the-shelf healthcare commercial intelligence for more than 20 different therapy areas.

Business Outlook

Based on information as of August 4, 2022, the Company is issuing the following financial guidance.

Third Quarter 2022:

•	Revenue is expected to be in the range of $56.0 – $57.0 million, a 31% increase year over year.

•	Adjusted Operating Income is expected to be in the range of $14.5– $15.5 million.

•	Adjusted EBITDA is expected to be in the range of $15.5– $16.5 million.

•	Adjusted Net Income is expected to be $6.5 – $7.5 million.

•	Adjusted Net Income Per Diluted Share is expected to be $0.03 – $0.05 on approximately 155.4 million weighted-average shares outstanding.

Full Year 2022:

•	Revenue is expected to be in the range of $220.5 – $224.5 million, an increase of 34% from prior year at the midpoint.

•	Adjusted Operating Income is expected to be in the range of $58.5 – $61.5 million.

•	Adjusted EBITDA is expected to be in the range of $63.0 – $66.0 million.

•	Adjusted Net Income is expected to be $29.0 – $32.0 million.

•	Adjusted Net Income Per Diluted Share is expected to be $0.18– $0.21 on approximately 155.1 million weighted-average shares outstanding.

Conference Call Information

Definitive Healthcare will host a conference call today, August 4, 2022, at 5:00 p.m. (Eastern Time) to discuss the Company’s financial results and current business outlook. To access the call, dial (844) 826-3033 (domestic) or (412) 317-5185 (international). The conference ID number is 10168289. Shortly after the conclusion of the call, a replay of this conference call will be available through August 18, 2022 at (844) 512-2921 (domestic) or (412) 317-6671 (international). The replay passcode is 10168289. A live audio webcast of the event will be available on the Definitive Healthcare’s Investor Relations website at https://ir.definitivehc.com/.

About Definitive Healthcare

At Definitive Healthcare, our passion is to transform data, analytics, and expertise into healthcare commercial intelligence. We help clients uncover the right markets, opportunities, and people, so they can shape tomorrow’s healthcare industry. Our SaaS platform creates new paths to commercial success in the healthcare market, so companies can identify where to go next.

Forward-Looking Statements

This press release may include forward-looking statements that reflect our current views with respect to future events and financial performance. Such statements are provided under the “safe harbor” protection of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by words or phrases written in the future tense and/or preceded by words such as “likely,” “should,” “may,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” or similar words or variations thereof, or the negative thereof, references to future periods, or by the inclusion of forecasts or projections, but these terms are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to, statements we make regarding our outlook, financial guidance, the market, industry and macroeconomic environment, our business, growth strategies, product development efforts and future expenses, customer growth and statements reflecting our expectations about our ability to execute on our strategic plans, achieve future growth and profitability and achieve our financial goals.

Forward-looking statements in this press release are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, our actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the following: an outbreak of disease, global or localized health pandemic or epidemic, or the fear of such an event (such as the COVID-19 global pandemic), including the global economic uncertainty and measures taken in response; the short- and long-term effects of the COVID-19 global pandemic, including the pace of recovery or any future resurgence; uncertainty regarding ongoing hostility between Russia and Ukraine and the related impact on macroeconomic conditions, actual or potential changes in international, national, regional and local economic, business and financial conditions, including recession, inflation and higher interest rates; our inability to generate substantially all of our revenue and cash flows from sales of subscriptions to our platform and any decline in demand for our platform and the data we offer; the competitiveness of the market in which we operate and our ability to compete effectively; the failure to maintain and improve our platform, or develop new modules or insights for healthcare commercial intelligence; the inability to obtain and maintain accurate, comprehensive or reliable data, which could result in reduced demand for our platform; the risk that our recent growth rates may not be indicative of our future growth; the inability to achieve or sustain profitability in the future compared to historical levels as we increase investments in our business; the loss of our access to our data providers, which could negatively impact our platform; the failure to respond to advances in healthcare commercial intelligence; an inability to attract new customers and expand subscriptions of current customers; the risk of cyber-attacks and security vulnerabilities; and if our security measures are breached or unauthorized access to data is otherwise obtained, our platform may be perceived as not being secure, customers may reduce the use of or stop using our platform, and we may incur significant liabilities.

Additional factors or events that could cause our actual performance to differ from these forward-looking statements may emerge from time to time, and it is not possible for us to predict all of them. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual financial condition, results of operations, future performance and business may vary in material respects from the performance projected in these forward-looking statements.

For additional discussion of factors that could impact our operational and financial results, refer to our Quarterly Report on Form 10-Q for the three months ended June 30, 2022 that will be filed following this earnings release and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our subsequent SEC filings, which are or will be available on the Investor Relations page of our website at ir.definitivehc.com and on the SEC website at www.sec.gov.

Any forward-looking statement made by us speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Website

Definitive Healthcare intends to use its website as a distribution channel of material company information. Financial and other important information regarding the Company is routinely posted on and accessible through the Company’s website at https://www.definitivehc.com/. Accordingly, you should monitor the investor relations portion of our website at https://ir.definitivehc.com/ in addition to following our press releases, SEC filings, and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about the Company when you enroll your email address by visiting the “Email Alerts” section of our investor relations page at https://ir.definitivehc.com/.

Non-GAAP Financial Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. We believe that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations, including providing meaningful comparisons of financial results to historical periods and to the financial results of peer and competitor companies. A reconciliation of GAAP to Non-GAAP results has been provided in the financial statement tables included at the end of this press release.

We refer to Unlevered Free Cash Flow, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income and Adjusted Net Income Per Diluted Share as non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the U.S., (“GAAP”). These are supplemental financial measures of our performance and should not be considered substitutes for net (loss) income, gross profit or any other measure derived in accordance with GAAP.

We define Unlevered Free Cash Flow as net cash provided from operating activities less purchases of property, equipment and other assets, plus cash interest expense and cash payments related to transaction and restructuring related expenses, earnouts and other non-recurring items. Unlevered Free Cash Flow does not represent residual cash flow available for discretionary expenditures since, among other things, we have mandatory debt service requirements.

We define EBITDA as earnings before debt-related costs, including interest expense, net and loss on extinguishment of debt, income taxes and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted to exclude certain items of a significant or unusual nature, including other income and expense, equity-based compensation, transaction and restructuring expenses and other non-recurring expenses. Adjusted EBITDA Margin is defined as Adjusted EBITDA as a percentage of revenue. Adjusted EBITDA and Adjusted EBITDA Margin are key metrics used by management and our board of directors to assess the profitability of our operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin provide useful measures to investors to assess our operating performance because these metrics eliminate non-recurring and unusual items and non-cash expenses, which we do not consider indicative of ongoing operational performance. We believe that these metrics are helpful to investors in measuring the profitability of our operations on a consolidated level.

We define Adjusted Gross Profit as revenue less cost of revenue (excluding acquisition-related depreciation and amortization and equity compensation costs) and Adjusted Gross Margin means Adjusted Gross Profit as a percentage of revenue. Adjusted Gross Profit differs from gross profit, in that gross profit includes acquisition-related depreciation and amortization expense and equity compensation costs. Adjusted Gross Profit and Adjusted Gross Margin are key metrics used by management and our board of directors to assess our operations. We exclude acquisition-related depreciation and amortization expenses as they have no direct correlation to the cost of operating our business on an ongoing basis. A small quantity of equity-based compensation is included in cost of revenue in accordance with GAAP but is excluded from our Adjusted Gross Profit calculations due to its non-cash nature.

We define Adjusted Operating Income as income (loss) from operations plus acquisition related amortization, equity-based compensation, transaction and restructuring expenses and other non-recurring expenses.

We define Adjusted Net Income as Adjusted Operating Income less interest expense, net, other expense, net, excluding TRA liability remeasurement expense and recurring income tax expense including the incremental tax effects of adjustments to arrive at Adjusted Operating Income. We define Adjusted Net Income Per Diluted Share as Adjusted Net Income divided by diluted outstanding shares.

Our use of these non-GAAP terms may vary from the use of similar terms by other companies in our industry and accordingly may not be comparable to similarly titled measures used by other companies and are not measures of performance calculated in accordance with GAAP. Our presentation of these non-GAAP financial measures are intended as supplemental measures of our performance that are not required by, or presented in accordance with, GAAP. These non-GAAP financial measures should not be considered as alternatives to (loss) income from operations, net (loss) income, gross profit, earnings per share or any other performance measures derived in accordance with GAAP, or as measures of operating cash flows or liquidity.

We do not provide a quantitative reconciliation of the forward-looking non-GAAP financial measures included in this press release to the most directly comparable GAAP measures due to the high variability and difficulty to predict certain items excluded from these non-GAAP financial measures; in particular, the effects of stock-based compensation expense, taxes and amounts under the exchange tax receivable agreement, deferred tax assets and deferred tax liabilities, and restructuring and transaction expenses. We expect the variability of these excluded items may have a significant, and potentially unpredictable, impact on our future GAAP financial results.

In evaluating our non-GAAP financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in these presentations.

Investor Contact:

Brian Denyeau

ICR for Definitive Healthcare

brian.denyeau@icrinc.com

646-277-1251

Media Contact:

Danielle Johns

djohns@definitivehc.com

Definitive Healthcare Corp.

Condensed Consolidated Balance Sheets

(amounts in thousands, except number of shares and par value)

	June 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	228,202	387,498
Short-term investments	118,216	—
Accounts receivable, net	31,734	43,336
Prepaid expenses and other current assets	9,591	6,518
Current portion of deferred contract costs	8,469	6,880

Total current assets	396,212	444,232
Property and equipment, net	4,760	5,069
Operating lease right-of-use assets, net	10,552	—
Other assets	3,243	8,431
Deferred contract costs, net of current portion	12,933	11,667
Investment in equity securities	—	32,675
Intangible assets, net	372,196	352,470
Goodwill	1,322,959	1,261,444

Total assets	$2,122,855	$2,115,988

Liabilities and Equity
Current liabilities:
Accounts payable	6,692	4,651
Accrued expenses and other current liabilities	14,682	22,658
Current portion of deferred revenue	88,714	83,611
Current portion of term loan	6,875	6,875
Current portion of operating lease liabilities	2,225	—

Total current liabilities	119,188	117,795
Long term liabilities:
Deferred revenue	278	412
Term loan, net of current portion	260,646	263,808
Operating lease liabilities, net of current portion	10,596	—
Tax receivable agreements liability	155,900	153,529
Deferred tax liabilities	85,596	75,888
Other long-term liabilities	1,951	1,294

Total liabilities	634,155	612,726

Equity:
Class A Common Stock, par value $0.001, 600,000,000 shares authorized, 100,484,715 and 97,030,095 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	100	97
Class B Common Stock, par value $0.00001, 65,000,000 shares authorized, 54,745,380 and 52,196,192 shares issued and outstanding, respectively, at June 30, 2022, and 58,244,627 and 55,488,221 shares issued and outstanding, respectively at December 31, 2021	—	—
Additional paid-in capital	929,842	890,724
Accumulated other comprehensive income	1,994	62
Accumulated deficit	(31,451)	(17,677)
Noncontrolling interests	588,215	630,056

Total equity	1,488,700	1,503,262

Total liabilities and equity	$2,122,855	$2,115,988

Definitive Healthcare Corp.

Condensed Consolidated Statements of Operations

(amounts in thousands, except share amounts and per share data; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$54,548	$39,821	$104,672	$76,757
Cost of revenue:
Cost of revenue exclusive of amortization (1)	6,198	4,570	12,148	8,766
Amortization	5,580	5,299	10,958	10,540

Gross profit	42,770	29,952	81,566	57,451

Operating expenses:
Sales and marketing (1)	23,585	12,884	44,878	24,627
Product development (1)	8,706	4,277	15,556	8,071
General and administrative (1)	9,392	6,375	19,846	11,011
Depreciation and amortization	10,194	9,608	20,068	19,054
Transaction and restructuring expenses	2,107	3,431	3,417	3,469

Total operating expenses	53,984	36,575	103,765	66,232

Loss from operations	(11,214)	(6,623)	(22,199)	(8,781)
Other income (expense), net:
Other income (expense), net	4,002	(100)	3,901	24
Interest expense, net	(2,580)	(8,316)	(4,464)	(16,770)

Total other income (expense), net	1,422	(8,416)	(563)	(16,746)

Net loss before income taxes	(9,792)	(15,039)	(22,762)	(25,527)
Income tax benefit	213	—	126	—

Net loss	(9,579)	(15,039)	(22,636)	(25,527)

Less: Net loss attributable to Definitive OpCo prior to the Reorganization Transactions	—	(15,039)	—	(25,527)
Less: Net loss attributable to noncontrolling interests	(4,429)	—	(8,862)	—

Net loss attributable to Definitive Healthcare Corp.	$(5,150)	$—	$(13,774)	$—

Net loss per share of Class A Common Stock:
Basic and diluted	$(0.05)	N/A	$(0.14)	N/A

Weighted average Class A Common Stock outstanding:
Basic and diluted	99,203,697	N/A	98,186,909	N/A

(1)	Amounts include equity-based compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cost of revenue	$230	$16	$462	$31
Sales and marketing	5,056	139	8,802	241
Product development	1,841	78	3,130	154
General and administrative	1,878	1,382	3,483	1,595

Total equity-based compensation expense	$9,005	$1,615	$15,877	$2,021

Definitive Healthcare Corp.

Condensed Consolidated Statements of Cash Flows

(amounts in thousands; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flows from operating activities:
Net loss	$(9,579)	$(15,039)	$(22,636)	(25,527)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	727	400	1,252	741
Amortization of intangible assets	15,047	14,507	29,774	28,853
Amortization of deferred contract costs	2,116	1,059	3,991	1,902
Equity-based compensation	9,005	1,615	15,877	2,021
Amortization of debt issuance costs	175	524	351	1,047
Allowance for doubtful accounts	(3)	(140)	6	(105)
Non-cash restructuring charges related to office leases	1,023	—	1,023	—
Tax receivable agreement remeasurement	(3,391)	—	(3,143)	—
Changes in fair value of contingent consideration	—	3,381	—	3,381
Deferred income taxes	(233)	—	(164)	—
Changes in operating assets and liabilities:
Accounts receivable	6,744	6,077	15,270	10,476
Prepaid expenses and other current assets	627	(55)	1,319	(614)
Deferred contract costs	(3,547)	(3,188)	(6,846)	(6,042)
Contingent consideration accrual	—	—	(6,400)	—
Accounts payable, accrued expenses and other current liabilities	1,341	1,789	(2,238)	(2,119)
Deferred revenue	(4,571)	(2,516)	1,678	7,927

Net cash provided by operating activities	15,481	8,414	29,114	21,941

Cash flows from investing activities:
Purchases of property, equipment and other assets	(783)	(1,380)	(1,577)	(5,222)
Purchases of short-term investments	(53,398)	—	(162,957)	—
Maturities of short-term investments	44,000	—	44,000	—
Cash paid for acquisitions, net of cash acquired	—	—	(56,499)	—

Net cash used in investing activities	(10,181)	(1,380)	(177,033)	(5,222)

Cash flows from financing activities:
Repayments of term loans	(1,719)	(1,170)	(3,438)	(2,340)
Payment of contingent consideration	—	(1,500)	(1,100)	(1,500)
Payments of equity offering issuance costs	—	(1,268)	(1,299)	(1,394)
Member contributions	—	5,500	—	5,500
Member distributions	(5,029)	(3,328)	(5,287)	(3,328)

Net cash used in financing activities	(6,748)	(1,766)	(11,124)	(3,062)

Net (decrease) increase in cash and cash equivalents	(1,448)	5,268	(159,043)	13,657
Effect of exchange rate changes on cash and cash equivalents	(145)	91	(253)	7
Cash and cash equivalents, beginning of period	229,795	33,079	387,498	24,774

Cash and cash equivalents, end of period	$228,202	$38,438	$228,202	$38,438

Supplemental cash flow disclosures:
Cash paid during the period for:
Interest	$2,579	$7,933	$4,350	$15,972
Income taxes	$—	$13	$—	$13
Acquisitions:
Net assets acquired, net of cash acquired	$—	$—	$97,499	$—
Initial cash investment in prior year	—	—	(40,000)	—
Contingent consideration	—	—	(1,000)	—

Net cash paid for acquisitions	$—	$—	$56,499	$—

Supplemental disclosure of non-cash investing activities:
Capital expenditures included in accrued expenses	$3,500	$—	$3,500	$—
Supplemental disclosure of non-cash financing activities:
Unpaid public offering costs included in accrued expenses	$—	$2,426	$—	$2,426

Definitive Healthcare Corp.

Reconciliations of Non-GAAP Financial Measures to Closest GAAP Equivalent

Reconciliation of GAAP Operating Cash Flow to Unlevered Free Cash Flow

(in thousands; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Cash flow from operations	$15,481	$8,414	$29,114	$21,941
Purchases of property, equipment and other assets	(783)	(1,380)	(1,577)	(5,222)
Interest paid in cash	2,579	7,933	4,350	15,972
Transaction and restructuring expenses paid in cash (a)	1,185	50	2,495	88
Earnout payment (b)	—	—	6,400	—
Other non-recurring items (c)	595	1,069	2,191	2,164

Unlevered Free Cash Flow	$19,057	$16,086	$42,973	$34,943

(a)

Transaction expenses paid in cash primarily represent legal, accounting and consulting expenses related to our acquisitions. Restructuring expenses paid in cash primarily represent rent and exit costs related to office relocations.

(b)	Earnout payment represents final settlement of contingent consideration included in cash flow from operations.
(c)	Non-recurring items represent expenses that are typically one-time or non-operational in nature.

Reconciliation of GAAP Net Loss to Adjusted Net Income and

GAAP Operating Loss to Adjusted Operating Loss

(in thousands, except per share amounts; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(9,579)	$(15,039)	$(22,636)	$(25,527)
Add: Income tax provision (benefit)	(213)	—	(126)	—
Add: Interest expense, net	2,580	8,316	4,464	16,770
Add: Other expense (income), net	(4,002)	100	(3,901)	(24)

Loss from operations	(11,214)	(6,623)	(22,199)	(8,781)
Add: Amortization of intangible assets acquired through business combinations	14,769	14,250	29,220	28,342
Add: Equity-based compensation	9,005	1,615	15,877	2,021
Add: Transaction and restructuring expenses	2,107	3,431	3,417	3,469
Add: Other non-recurring items	595	1,069	2,191	2,164

Adjusted Operating Income	15,262	13,742	28,506	27,215
Less: Interest expense, net	(2,580)	(8,316)	(4,464)	(16,770)
Less: Recurring income tax benefit (provision)	213	—	518	—
Less: Foreign currency gain	611	(100)	758	24
Less: Tax impacts of adjustments to net income (loss)	(4,587)	(3,299)	(8,748)	(5,832)

Adjusted Net Income	$8,919	$2,027	$16,570	$4,637

Shares for Adjusted Net Income Per Diluted Share (a)	154,658,469		154,422,508
Adjusted Net Income Per Share	$0.06		$0.11

(a)

Diluted Adjusted Net Income Per Share is computed by giving effect to all potential weighted average Class A common stock and any securities that are convertible into Class A common stock, including Definitive OpCo units and restricted stock units. The dilutive effect of outstanding awards and convertible securities is reflected in diluted earnings per share by application of the treasury stock method assuming proceeds from unrecognized compensation as required by GAAP. Fully diluted shares are 158,992,716 as of June 30, 2022.

Reconciliation of Adjusted EBITDA to GAAP Net Loss

(in thousands; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net loss	$(9,579)	$(15,039)	$(22,636)	$(25,527)
Interest expense, net	2,580	8,316	4,464	16,770
Income tax provision (benefit)	(213)	—	(126)	—
Depreciation & amortization	15,774	14,907	31,026	29,594

EBITDA	8,562	8,184	12,728	20,837
Other (income) expense, net (a)	(4,002)	100	(3,901)	(24)
Equity-based compensation (b)	9,005	1,615	15,877	2,021
Transaction and restructuring expenses (c )	2,107	3,431	3,417	3,469
Other non-recurring items (d)	595	1,069	2,191	2,164

Adjusted EBITDA	$16,267	$14,399	$30,312	$28,467
Revenue	$54,548	$39,821	$104,672	$76,757
Adjusted EBITDA margin	30%	36%	29%	37%

(a)	Primarily represents foreign exchange and TRA liability remeasurement gains and losses.
(b)	Equity-based compensation represents non-cash compensation expense recognized in association with equity awards made to employees and directors.
(c)

Transaction expenses primarily represent legal, accounting and consulting expenses and fair value adjustments for contingent consideration related to our acquisitions. Restructuring expenses relate to impairment and restructuring charges related to office relocations.

(d)	Non-recurring items represent expenses that are typically one-time or non-operational in nature.

Reconciliation of Adjusted Gross Profit to GAAP Gross Profit

(in thousands; unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Reported gross profit	$42,770	$29,952	$81,566	$57,451
Amortization of intangible assets resulting from acquisition-related purchase accounting adjustments (a)	5,302	5,042	10,404	10,029
Equity-based compensation	230	16	462	31

Adjusted Gross Profit	$48,302	$35,010	$92,432	$67,511
Revenue	$54,548	$39,821	$104,672	$76,757
Adjusted Gross Margin	89%	88%	88%	88%

(a)	Amortization of intangible assets resulting from purchase accounting adjustments represents non-cash amortization of acquired intangibles, primarily resulting from the Advent acquisition.